Exhibit 21

SUBSIDIARIES OF VAUGHAN FOODS, INC.

Subsidiary	State of Incorporation or Organization
Cimarron Holdings, L.L.C.	Oklahoma
Allison’s Gourmet Kitchens, LP	Oklahoma
Wild About Food—Oklahoma, LLC	Texas